Exhibit 3.13

AQUA HOTELS AND RESORTS OPERATOR LLC

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF AUGUST 15, 2012

i

ARTICLE VII TAXES; BOOKS AND RECORDS; INFORMATION		16
7.1	Tax Returns	16
7.2	Tax Elections	16
7.3	Tax Matters Partners	16
7.4	General Accounting Matters	16
7.5	Information	16
7.6	Bank Accounts	17
7.7	Accounting Period	17

ARTICLE VIII DISSOLUTION		17
8.1	Dissolution	17
8.2	Winding-up	18
8.3	Final Distribution	18
8.4	Termination	18
8.5	Claims of the Members	18
8.6	Distribution in Kind	18

ARTICLE IX TRANSFER OF MEMBERS’ INTERESTS		19
9.1	Restrictions on Transfer of Company Interests	19
9.2	Other Transfer Provisions	19

ARTICLE X MISCELLANEOUS		20
10.1	Equitable Relief	20
10.2	Governing Law	21
10.3	Successors and Assigns	21
10.4	Access; Confidentiality	21
10.5	Notices	21
10.6	Counterparts	21
10.7	Entire Agreement	22
10.8	Amendments	22
10.9	Waivers	22
10.10	Severability	22
10.11	No Partition	22
10.12	Exhibits and Schedules	22
10.13	Further Action	22
10.14	Cumulative Remedies	22
10.15	Section Titles	22
10.16	No Third Party Beneficiaries	22
10.17	Time of the Essence	23

ii

LIMITED LIABILITY COMPANY AGREEMENT OF AQUA HOTELS AND RESORTS OPERATOR LLC (the “Company”), dated as of August 15, 2012, by and among Aqua Hospitality LLC, a Delaware limited liability company (the “Managing Member”), Aqua Hotels and Resorts, Inc., a Delaware corporation (the “Non-Managing Member”), and such other persons as shall hereinafter become members as hereinafter provided (each a “Member” and, collectively, the “Members”).

Preliminary Statement

A.                                    The Company was formed as a Delaware limited liability company pursuant to the filing of a Certificate of Formation in the office of the Secretary of State of the State of Delaware on July 17, 2012 (the “Certificate”).

B.                                    On the date hereof, the Non-Managing Member contributed to the Company the Contributed Assets (as defined below) pursuant to the Contribution Agreement (as defined below).

C.                                    The Members desire to enter into this Agreement to provide for the regulation and establishment of the affairs of the Company, the conduct of the Company’s business and the relations among them as Members of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Affiliate” means, with respect to any person, (i) any other person who Controls, is Controlled by or is under common Control with such person, (ii) any director, officer, partner or employee of such person or any person specified in clause (i) above or (iii) any immediate family member of any person specified in clause (i) or (ii) above.

“Agreement” means this Limited Liability Company Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

“Authorized Person” has the meaning set forth in Section 4.2(a).

“Book Basis” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                 The initial Book Basis of any asset contributed by a Member to the Company shall be the gross fair market value of such asset.

(b)                                 The Book Basis of the Company Assets shall be adjusted to equal their respective gross fair market values if the Managing Member determines to restate Capital Accounts in accordance with the Regulations.

(c)                                  The Book Basis of any item of Company Assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Managing Member.

(d)                                 The Book Basis of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraphs (vi) of the definitions of “Net Profits” and “Net Losses” herein; provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Book Basis of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Business” means the business of managing and/or leasing the hotels and condotels previously managed and/or leased by the Non-Managing Member (whether through one or more Subsidiaries) prior to the date hereof and, for the avoidance of doubt, the Business shall not include any such business conducted by the Managing Member from and after the date of this Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in California are generally closed for commercial banking business.

“Capital Account” means, when used with respect to any Member, the capital account maintained for such Member in accordance with Section 5.5 hereof, as such capital account may be increased or decreased from time to time pursuant to the provisions of Section 5.5.

“Capital Contributions” means the amount of money and/or the agreed upon fair market value of property contributed to the Company by a Member or its predecessor in interest on the date of contribution and shall include the contributions of such Member made pursuant to Sections 5.1 or 5.2.

“Capital Event” means (a) the direct or indirect sale, exchange, transfer, assignment or other disposition by the Company or a Subsidiary of material assets, including disposition of interests in an entity that owns material assets (other than to the Company or a Subsidiary), (b) any financing by the Company or a Subsidiary, or any refinancing of any indebtedness of the Company or a Subsidiary, or (c) any other similar transaction which is, in accordance with GAAP, treated as a capital or financing transaction.

“Capital Proceeds” means the sum of (a) the gross proceeds received by the Company from a Capital Event and (b) any reduction in Reserves previously established from Capital Proceeds, less the sum of (i) all costs and expenses incurred in connection therewith, (ii) the principal of and interest on any indebtedness of the Company that is then required to be and is paid, in whole or part, with such proceeds, and (iii) any additions to Reserves from such proceeds or any such proceeds that the Managing Member reinvests in the business of the Company.

“Cash Flow” means, for any period, the sum of (a) any cash receipts of the Company during such period from all operating sources other than Capital Contributions and Capital Proceeds and (b) any reduction in Reserves established from such receipts in prior fiscal periods; less the sum of (i) all cash disbursements for operations of the Company or any Subsidiary during such fiscal period, including disbursements for operating expenses and debt service, but excluding cash disbursements paid out of Reserves and Capital Contributions and Capital Proceeds, and (ii) additions to Reserves during such period.

“Certificate” has the meaning set forth in the Preliminary Statement to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” has the meaning set forth in the caption to this Agreement.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company and any business property (real or personal) or estate acquired in exchange therefor or in connection therewith, including the Contributed Assets and any membership, stock or other interest in any Subsidiary.

“Company Nonrecourse Debt” has the meaning given the term “nonrecourse liability” in Regulation Section 1.752-1(a)(2).

“Company Nonrecourse Deductions” has the meaning given the term “nonrecourse deductions” in Regulation Section 1.704-2(b)(1) and Regulation Section 1.704-2(b)(2). The amount of Company Nonrecourse Deductions for a Fiscal Year is determined in accordance with Regulation Section 1.704-2(c).

“Contributed Assets” has the meaning given in the Contribution Agreement.

“Contributed Assets Valuation” means Nineteen Million Dollars ($19,000,000), which is the net agreed value of the Contributed Assets less the liabilities to which the Contributed Assets were subject at the time of contribution, and, upon the execution and delivery by the Members of this Agreement, such amount shall be deemed to have been contributed to the capital of the Company by the Non-Managing Member on the date hereof pursuant to Section 5.1.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the date of this Agreement, by and between the Non-Managing Member, the Managing Member and the Company, pursuant to which the Non-Managing Member contributed to the Company the Contributed Assets.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Current Return Account” means an account to be maintained for the Non-Managing Member, initially equal to zero, which account shall be credited (increased) daily throughout the term of this Agreement by an amount equal to the product of (i) the aggregate of the amount of the Investment Account and (ii) 4.00% per annum as of such day, compounding annually on the first day of each quarter with respect to the immediately preceding calendar quarter (or portion thereof). The balance of the Current Return Account shall be debited (reduced), but not below zero, each time, and to the extent the Non-Managing Member receives a Distribution pursuant to Section 6.4(a).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Managing Member.

“Distribution” means any cash, securities, property or other assets distributed to a Member by the Company.

“Fiscal Year” means the fiscal year for the Company that is designated by the Managing Member. As of the date hereof, the Fiscal Year is the calendar year ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Entity” shall mean any court, tribunal, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign.

“Interest” means the interest of a Member in the Company, including the right of such Member in the capital, profits and losses of, and Distributions from, the Company, and the right of such Member to any and all benefits to which such Member may be entitled under this Agreement.

“Investment Account” means an account to be maintained for the Non-Managing Member, initially equal to the Contributed Assets Valuation, from which is subtracted the sum of all Distributions made to the Non-Managing Member pursuant to Section 6.5(a)(ii).

“Liquidator” means (i) the Managing Member or (ii) such other Person who is appointed by the Managing Member or in accordance with applicable law to take all actions related to the winding up of the Company’s business and the distribution of the Company’s assets.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Managing Member” has the meaning set forth in the caption to this Agreement. “Member” has the meaning set forth in the caption to this Agreement.

“Member Nonrecourse Debt” means a partner nonrecourse debt within the meaning of Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” means the items of loss, deduction, and expenditure attributable to Member Nonrecourse Debt within the meaning of Section 1.704-2(i)(2) of the Regulations.

“Net Losses” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of loss and deduction for such year or other period over (b) the Company’s items of income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)                                     Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Losses, will be considered an item of income.

(ii)                                  Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii)                               Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of income or loss, respectively.

(iv)                              Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Losses, will be considered an item of deduction.

(v)                                 In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.

(vi)                              To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Losses.

(vii)                           Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Losses.

The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.

“Net Profits” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of income and gain for such year or other period over (b) the Company’s items of deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)                                     Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Profits, will be considered an item of income.

(ii)                                  Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii)                               Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of income or loss, respectively.

(iv)                              Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits, will be considered an item of deduction.

(v)                                 In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.

(vi)                              To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits.

(vii)                           Notwithstanding any other provision of this Paragraph, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 of this Agreement shall not be taken into account in computing Net Profits.

The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 of this Agreement shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.

“Non-Managing Member” has the meaning set forth in the caption to this Agreement.

“Percentage Interest” means the percentage interest of a Member as set forth on the books and records of the Company, as amended from time to time in accordance herewith. As of the date of this Agreement, the Managing Member’s Percentage Interest and the Non-Managing Member’s Percentage Interest are as set forth on Schedule 3.1 hereto.

“Permitted Transfer” means any Transfer to which the Managing Member consents, which, for the avoidance of doubt, includes any Transfer by the Managing Member of its direct or indirect Interest.

“Person” or “person” means an individual, corporation, association, partnership, limited liability company, trust, joint venture, business trust or unincorporated organization or other entity or organization, or a Governmental Entity.

“Regulations” means the regulations promulgated under the Code.

“Reserves” means funds or other amounts set aside or otherwise allocated or designated by the Managing Member in its reasonable discretion, (a) to pay taxes, insurance premiums, future or anticipated obligations, contingent or unforeseen obligations, and all other costs, expenses, and liabilities incident to the Company’s operations and ownership of the Company Assets, including amounts that may be needed to fund the Company’s operating deficits or to service the Company’s debt obligations; (b) to allow the Company to make repairs, capital improvements, acquisitions, replacements, or renewals; or (c) for any other valid purpose relating to the Company determined by the Managing Member.

“Subsidiary” means any Person directly or indirectly owned in whole or in part by the Company.

“Transfer” has the meaning set forth in Section 9.1(a).

“Transferee” has the meaning set forth in Section 9.1(b).

“Unanimous Action” has the meaning set forth in Section 4.1(a).

“Withheld Member” has the meaning set forth in Section 6.8.

1.2                               Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section of this Agreement is made. All references in this Agreement to a section or article shall mean a section or article of this Agreement, unless otherwise expressly specified.

ARTICLE II
GENERAL PROVISIONS

2.1                               Formation. One or more Persons has acted as the organizer or organizers of the Company by preparing, executing and filing with the Delaware Secretary of State the Certificate pursuant to the LLC Act, as such Certificate may have been or may be amended from time to time. The Company was formed under the name Aqua Hotels and Resorts Operator LLC. The acts of such Persons are hereby authorized and ratified. The Managing Member and each of its constituent members are hereby designated as authorized persons, within the meaning of the LLC Act, to execute, deliver and file any amendments and/or restatements thereof and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, but in any case, the Managing Member and its constituent members shall not take any action which subjects the Non-Managing Member to general service of process. The execution by the Managing Member or by any of its constituent members of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

2.2                               Name. The Company shall conduct its activities under the name Aqua Hotels and Resorts Operator LLC.

2.3                               Term. The Company’s existence shall be perpetual, unless sooner dissolved, wound up or terminated in accordance with Article VIII of this Agreement or the LLC Act.

2.4                               Purpose; Powers. The purpose of the Company shall be to conduct and engage in the following activities: (i) directly or indirectly (through one or more Subsidiaries or other Persons) operate the Business, (ii) own, directly or indirectly, a limited liability company or other interest in, and act as a member of one or more Subsidiaries (provided each such Subsidiary has the purposes consistent with clauses (i), (iii) and (iv) of this Section 2.4), (iii) conduct such other lawful business activities related or incidental to the purposes described in clause (i), and (iv) exercise all powers enumerated in the LLC Act necessary to the conduct, promotion or attainment of the purposes set forth in clause (i) and for the protection and benefit of the Company.

2.5                               Place of Business; Registered Office and Registered Agent. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other office as is approved by the Managing Member. The Company shall maintain an office and principal place of business at c/o Aqua Hotels and Resorts, 1860 Ala Moana Boulevard, Suite 411, Honolulu, HI 96815, or at such other place as may from time to time be determined as its principal place of business by the Managing Member. The name and address of the Company’s registered agent as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE III
MEMBERS

3.1                               Name and Address. The name, address, initial Capital Contribution and Percentage Interest of each Member as of the date of this Agreement are set forth on Schedule 3.1 hereto. Such schedule shall be amended from time to time by the Managing Member to reflect the admission or withdrawal of a Member or the transfer or assignment of Interests in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein. The Managing Member shall promptly distribute such amendments in writing to each of the Members.

3.2                               Limitation of Liability; Indemnification. Subject to Section 3.3, each Member’s liability to the Company, to any other Member, to any Subsidiary or to any other third party shall be limited to the maximum extent permitted by law. A Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that such Member shall remain liable for the payment of its Capital Contribution and as otherwise expressly set forth in this Agreement, the LLC Act and any other applicable law. The Company shall indemnify, defend and hold harmless each Member from and against all claims and demands to the maximum extent permitted under the LLC Act, except those resulting from such Member’s willful misconduct, gross negligence, fraud or intentional disregard of the terms of this Agreement.

3.3                               Liability of a Member to the Company.

(a)                                 A Member that rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by the LLC Act. A Member that receives a Distribution made by the Company in violation of this Agreement or made when the Company’s liabilities exceed its assets (after giving effect to such Distribution) shall be liable to the Company for the amount of such Distribution.

(b)                                 Except as expressly provided in this Agreement, no Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to sign, act for or bind the Company solely by virtue of being a Member, all of such powers being vested in the Managing Member. Any Member that executes any document or instrument or otherwise takes any action to bind the Company in violation of this Section 3.3 shall be solely responsible for, and shall indemnify, defend and hold harmless the Company and each other Member against, any losses that the Company, or such other Member, as the case may be, may at any time become subject to or liable for by reason of the actions specified above. The provisions of this Section 3.3 shall survive the termination of this Agreement.

3.4                               Action by Members Without a Meeting. Whenever the Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (including in electronic format), setting forth the action so taken, shall be signed by the Members who hold voting interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote thereon were present and voted and shall be delivered to the administrative office of the Company, or to an employee or agent of the Company.

3.5                               Certain Duties and Obligations of the Members.

(a)                                 Subject to the application of Article VIII, the Members shall take all action which may be reasonably necessary or appropriate (i) for the formation and continuation of the Company as a limited liability company under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Members shall take all action which is reasonably necessary and appropriate to form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification.

(b)                                 No Member shall take any action so as to cause the Company to be classified for Federal income tax purposes as an association or publicly traded partnership taxable as a corporation and not as a partnership.

ARTICLE IV
MANAGEMENT AND OPERATION OF THE COMPANY

4.1                               Managing Member.

(a)                                 Subject to the other provisions of this Agreement, the full right, power, authority and discretion to conduct the business and affairs of the Company, and to do all things necessary to carry on the business of the Company, shall be vested in the Managing Member, acting alone and without the consent of any other Member; provided that the actions set forth on Schedule 4.1(a) hereto (the “Unanimous Actions”) shall require the consent of all Members prior to taking any such action. Without limiting the generality of the foregoing and subject to the other provisions of this Agreement: (A) the Managing Member shall have the full and exclusive right, power and authority to make all decisions (affirmative or negative) and to take any actions on behalf of or in respect of the Company as determined by the Managing Member in its sole discretion, with the understanding, however, that Unanimous Actions shall require the consent of all Members prior to taking each such action; and (B) except for Unanimous Actions or as otherwise expressly prohibited by this Agreement, the Managing Member is hereby authorized to execute and deliver on behalf of the Company any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the Managing Member deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the LLC Act.

(b)                                 Subject to the terms and conditions of this Agreement, the Managing Member shall have the responsibility and authority for (i) the day to day management and operation of the business and affairs of the Company (including the Business) in accordance with this Agreement, (ii) implementing all Unanimous Actions approved by the Members and (iii) managing the Company consistent with the terms and conditions of this Agreement. The Managing Member accepts and agrees to perform its duties and undertake its responsibilities set forth in this Agreement and in doing so act in good faith and in the best interests of the Company.

(c)                                  The Managing Member may not be removed as Managing Member, nor may it resign as Managing Member.

(d)                                 The Managing Member shall be entitled to the reimbursement of all reasonable, documented out-of-pocket expenses it incurs on behalf of the Company in accordance with this Agreement.

(e)                                  Whenever pursuant to this Agreement, the Managing Member exercises any right given to it to approve or disapprove or to provide or withhold consent or any arrangement or term is to be satisfactory or acceptable to the Managing Member, all such decisions, directions and determinations made by the Managing Member shall be in the sole and absolute discretion of the Managing Member, except as otherwise expressly provided for in this Agreement, and shall be final and conclusive. Each Member hereby acknowledges that the Managing Member shall not owe any fiduciary duties to any Member, and each Member hereby waives any and all applicable fiduciary duties and the applicability of the corporate opportunity doctrine with respect to the Managing Member.

4.2                               Officers and Authorized Persons.

(a)                                 The Managing Member may designate one or more Persons as officers or agents of the Company, who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned and delegated to them from time to time by the Managing Member. Any such officer or agent (an “Authorized Person”) may be removed by the decision of the Managing Member at any time, with or without cause. Each Authorized Person shall hold office until his or her successor is elected and qualified, unless earlier removed in accordance with this Section 4.2. Any number of offices may be held by the same Person.

(b)                                 The Authorized Persons, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managing Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Authorized Persons taken in accordance with such powers shall bind the Company.

4.3                               Company Expenses. Each of the Members shall be responsible for its own formation and organizational expenses with respect to the entities constituting each of the Members. Each Member shall be responsible for all costs and expenses incurred by such Member and its respective Affiliates in connection with the formation of the Company, the negotiation and execution of this Agreement. All costs and fees of third party professionals, consultants, advisors and other contractors retained by the Company that are incurred by the Company from and after the date hereof in accordance with this Agreement shall be an expense of the Company.

4.4                               Management of Subsidiaries. All of the provisions of this Agreement regarding the management and governance of the Company shall apply to the management and governance of any Subsidiary, whether any such Subsidiary is managed or controlled directly or indirectly by the Company, as member, manager, partner, stockholder or otherwise. Any action to be taken by any Subsidiaries shall for all purposes hereof be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement. Any and all references herein to the Company or to the Managing Member (or its constituent members) causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or either of its constituent members causing the Company to cause), in its capacity as the sole member of such Subsidiary, such action to be taken for and on behalf of such Subsidiary. In the event that the Company conducts its business through one or more Subsidiaries, the Managing Member shall perform, with no additional compensation, the same or substantially identical services for each such Subsidiary as the Managing Member performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this

Agreement. Without limiting the generality of the foregoing (and notwithstanding anything contained herein to the contrary), any action or decision to be taken or made by or on behalf of a Subsidiary that, if taken or made by or on behalf of the Company would constitute a Unanimous Action, will require the approval of each of the Members.

4.5                               Indemnification. The Company shall indemnify, defend and hold harmless the Managing Member and each Authorized Person of the Company from and against any and all claims, demands, liabilities and expenses (including attorneys’ fees and any amounts expended in the settlement of any such claim, demand, liability or expense) to the maximum extent permitted under the LLC Act, except to the extent that any such claims, demands, liabilities or expenses arise as a result of the willful misconduct, gross negligence, intentional disregard of the terms of this Agreement or fraud of the Managing Member or Authorized Person of the Company, as the case may be. The Company shall advance to the indemnified party referred to above the amount of such expenses and fees at the time they become due, unless the Managing Member makes a good faith reasonable determination that such indemnified party will not be entitled to indemnification according to the standard set forth above. If expenses have been advanced to the indemnified party and it is ultimately determined that such indemnified party did not meet the above standard then the amounts advanced to the indemnified party shall be repaid by such indemnified party.

ARTICLE V
CAPITAL CONTRIBUTIONS

5.1                               Initial Capital Contributions. The Members are deemed to have made initial Capital Contributions as of the date of this Agreement in the amounts set forth on Schedule 3.1 hereto. For purposes of calculating the initial Capital Contributions of the Members, the Non-Managing Member shall be deemed to have contributed to the capital of the Company the Contributed Assets Valuation pursuant to this Section 5.1 upon the execution and delivery by the Members of this Agreement.

5.2                               Subsequent Fundings.

(a)                                 In the event it is determined by the Managing Member that funds are required for any reason, then the Managing Member may in its sole discretion make additional Capital Contributions to the Company.

(b)                                 No Member shall be required to make a Capital Contribution except as provided in this Agreement.

5.3                               Priority and Return of Capital. No Member shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Profits, Net Losses or a Distribution except as provided herein; provided, however, that this Section 5.3 shall not apply to any loan, guaranty, endorsement, collateral or other indebtedness (as distinguished from a Capital Contribution) given, made or incurred by a Member to the Company or any creditor of the Company or to any indebtedness of the Company to a Member in connection with any business transaction.

5.4                               Withdrawal or Reduction of Capital Contributions. Except as otherwise expressly provided in this Agreement, no Member shall be entitled to demand or receive the return of its Capital Contribution.

5.5                               Capital Accounts. A Capital Account shall be maintained for each Member. Said Capital Account shall be kept in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, each Member’s Capital Account shall be (a) increased by the net agreed value of each Capital Contribution made by such Member, allocations to such Member of the Net Profits and any other allocations to such Member of income pursuant to Section 6.2, and (b) decreased by the net agreed value of each Distribution made to such Member by the Company, allocations to such Member of Net Losses and other allocations to such Member pursuant to Section 6.2. The Managing Member may restate Capital Accounts upon any event for which such restatement is permitted pursuant to the Regulations promulgated under Code Section 704(b).

5.6                               Transfers. Upon a permitted sale or other Transfer of an Interest, the Capital Account of the Member transferring its Interest shall become the Capital Account of the Person to whom such Interest is sold or transferred in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.

5.7                               Deficit Capital Account. No Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account, except as otherwise provided in this Agreement.

5.8                               Modifications. The manner in which Capital Accounts are to be maintained pursuant to this Agreement is intended to comply with the requirements of Section 704(b) of the Code. If the Managing Member determines that the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified to comply with Section 704(b) of the Code, then the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

ARTICLE VI
ALLOCATIONS; DISTRIBUTIONS

6.1                               Allocations of Net Profits and Net Losses. For purposes of maintaining the Capital Accounts of the Company, Net Profits or Net Losses for any tax year (or portion thereof) shall be allocated among the Members, to the extent possible, in such a manner as to cause the balance in the Capital Account of each Member, as adjusted to reflect the allocations provided hereunder and the allocations under Section 6.2, to be equal to the aggregate amount of cash such Member would receive if the Company were liquidated and each of the Company Assets were sold for an amount of cash equal to its respective Book Basis, all debt obligations were satisfied in accordance with their respective terms (limited with respect to each Company Nonrecourse Debt or Member Nonrecourse Debt to the Book Basis of the asset(s) securing such debt) and the remaining cash were distributed as provided in Section 6.5.

6.2                               Required Special Allocations. Notwithstanding Section 6.1 hereof:

(a)                                 Any Member Nonrecourse Deductions shall be specially allocated to the Member(s) that bear(s) the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Section 1.7042(i)(1) of the Regulations.

(b)                                 Appropriate allocations of income, gain, loss or deduction shall be made to the extent required to comply with the “qualified income offset” provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations, the Company “minimum gain chargeback” provisions of Section 1.704-2(f) of the Regulations, and the Member “minimum gain chargeback” provisions of Section 1.704-2(i)(4) of the Regulations, all issued pursuant to Section 704(b) of the Code. To the extent permitted by such Regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to Section 6.1 hereof without regard to Section 6.2(a) and this Section 6.2(b).

(c)                                  that is in excess of the sum of (i) the amount (if any) such Member is obligated to restore pursuant to the Agreement, and (ii) the amount (if any) such member is deemed to be obligated to restore pursuant to the Regulations, taking into account all other allocations and adjustments under this Agreement (made as if this Section 6.2(c) were not in this Agreement), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.

(d)                                 Any Company Nonrecourse Deductions for a Fiscal Year shall be specially allocated to the Members in accordance with their Percentage Interests. Solely for purposes of determining a Member’s proportionate share of any excess nonrecourse liability of the Company, as described in Regulation Section 1.752-3(a)(3), the Members’ interests in Company profits shall be deemed to equal their respective Percentage Interests.

(e)                                  In accordance with Code Section 704(c) (and the principles thereof) and the Regulations issued with respect thereto, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or after Company Assets has been revalued under Regulation Section 1.704-1(b)(2)(iv), shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Basis using any reasonable method permitted under the regulations that is selected by the Managing Member. Allocations pursuant to this Section 6.2(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(f)                                   Net Profits, Net Losses, income, gain, deductions and credits allocated to a Company interest transferred, issued, or reissued during a Fiscal Year shall be allocated to the Persons who were the holders of such Company interest during such Fiscal Year, using any method selected by the Managing Member to the extent permitted by the Code.

6.3                               Distributions. The Managing Member may from time to time make Distributions at such times and in such amounts as it shall reasonably determine. Notwithstanding any provisions to the contrary in this Agreement, the Company shall not make a Distribution if such Distribution would violate the LLC Act.

6.4                               Distributions of Cash Flow. All Cash Flow shall, subject to Section 8.3, be Distributed to the Members as follows:

(a)                                 First, 100% to the Non-Managing Member until the balance of the Current Return Account has been reduced to zero; and

(b)                                 Thereafter, 100% to the Managing Member.

6.5                               Distributions of Capital Proceeds.

(a)                                 All Capital Proceeds shall, subject to Section 8.3, be Distributed to the Members as follows:

(i)                                     First, 100% to the Non-Managing Member until the balance of the Current Return Account has been reduced to zero;

(ii)                                  Second, 100% to the Non-Managing Member until the balance of the Investment Account has been reduced to zero; and

(iii)                               Thereafter, 100% to the Managing Member.

(b)                                 Any reference in this Agreement to a Distribution pursuant to this Section 6.5 or subsection thereof shall, as the context requires, include a corresponding Distribution pursuant to the last sentence of Section 8.3.

6.6                               Offset. The Company may offset all amounts that a Member owes to the Company pursuant to the terms of this Agreement against any Distribution to be made to such Member.

6.7                               Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to a return of his Capital Contribution, except as specifically set forth in this Agreement.

6.8                               Withholding. Notwithstanding any other provision contained in this Agreement, in the event that the Company is required to withhold and remit any taxes to the Internal Revenue Service or any other taxing authority with respect to any Member (the “Withheld Member”), then each such Withheld Member shall be required to make additional Capital Contributions at such times and in such amounts as determined by the Managing Member sufficient to fund, or reimburse the Company for, such obligations of the Company. Such capital contributions shall not be deemed Capital Contributions for purposes of this Agreement (but shall increase the Capital Account balance of such Member), and shall not change the Distributions that would otherwise be made to such Withheld Member. The amount of any such taxes remitted by the Company with respect to a Withheld Member for any year shall be a reduction of such Member’s Capital Account balance as if such amount were distributed to such Member but, provided that such Member has made the contribution required by the previous sentence, shall not reduce the actual cash Distribution to be made to such Member pursuant to this Agreement. Notwithstanding the previous sentence, the

Managing Member may offset any Distribution to be made to a Member against any contribution required to be made by such Member and thereby reduce the contribution required to be made by such Member.

ARTICLE VII
TAXES; BOOKS AND RECORDS; INFORMATION

7.1                               Tax Returns. The Managing Member shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

7.2                               Tax Elections. The Company tax returns shall include such elections, and shall otherwise be completed, as the Managing Member shall determine. Neither the Company nor any Member may make an election for the Company to be taxed as a corporation under the Code or any similar provisions of applicable state law, and no provisions of this Agreement shall be interpreted to authorize any such election.

7.3                               Tax Matters Partners. The Managing Member shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code, and is hereby authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by tax authorities.

7.4                               General Accounting Matters. On behalf of the Company, the Managing Member shall keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements and all transactions entered into by the Company. Such books and records, and all supporting data, of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same. The Company’s books of account shall be kept on an accrual basis or as otherwise agreed upon by the Managing Member and otherwise in accordance with generally accepted accounting principles, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles. The Managing Member may elect in its sole discretion to engage an outside auditor to perform an audit of the Company at the Company’s expense.

7.5                               Information.

(a)                                 A Member may inspect during ordinary business hours and at the principal place of business of the Company the Certificate, this Agreement, any tax returns of the Company for the immediately preceding three Fiscal Years, and all other business records in the possession of the Company; provided that such inspection does not unreasonably interfere with the day-to-day operations of the Company and is for a purpose reasonably related to the Member’s Interest.

(b)                                 The Managing Member:

(i)                                     shall provide each Member with monthly written updates including bank statements and financial statements of the Company and the status of the Company Assets;

(ii)                                  shall provide each Member with quarterly financial statements of the Company (including a balance sheet and income statements for the year to date each prepared in accordance with GAAP);

(iii)                               shall provide each Member with year-end financial statements of the Company for each Fiscal Year (including a balance sheet and income statements for the year to date each prepared in accordance with GAAP);

(iv)                              shall provide each Member with the amount in each Member’s Capital Account as of the last day of each fiscal quarter;

(v)                                 shall provide each Member with timely updates as to any construction, renovation and/or leasing projects related to the Company or any Subsidiary; and

(vi)                              shall use commercially reasonable efforts to transmit to each Member as soon as practicable following the close of each Fiscal Year (A) a computation of the distributions to such Member and the allocation to such Member of the profits or losses, as the case may be, during such prior Fiscal Year and (B) a Schedule K-1, each as shall be necessary for the preparation by such Member of a federal, state and local income tax return for the prior Fiscal Year, together with a true and complete copy of each federal, state and local tax return of the Company.

7.6                               Bank Accounts. All receipts, funds and income of the Company shall be deposited in the name of the Company in such banks or other financial institutions as are determined or approved by the Managing Member. Withdrawals from said banks or other financial institutions shall be made on signatures of such person or persons as shall be authorized by the Managing Member.

7.7                               Accounting Period. The accounting period of the Company shall be the Fiscal Year.

ARTICLE VIII
DISSOLUTION

8.1                               Dissolution. The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(a)                                 the decision of the Managing Member to dissolve and subsequently terminate the Company;

(b)                                 any other event that terminates the continued membership of any Member, but only if all of the remaining Members agree in writing to dissolve the Company;

(c)                                  the entry of a decree of judicial dissolution under the LLC Act;

(d)                                 the occurrence of any other event of dissolution under the provisions of this Agreement or, subject to the provisions of this Agreement to the contrary, the LLC Act; and

(e)                                  if all or substantially all of the Company Assets are sold or otherwise disposed of and the proceeds thereof distributed.

8.2                               Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Liquidator. The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such Company Assets as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.

8.3                               Final Distribution. Upon winding up of the Company, the assets of the Company shall be distributed in the following manner and order:

(a)                                 to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(b)                                 to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

(c)                                  to the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company as provided in Section 18-804(b) of the LLC Act and, subject to such Section 18-804(b), at the expiration of such period as the aforesaid person or persons may deem advisable, for distribution in the manner hereinafter provided; and

(d)                                 to pay, in accordance with the provisions of this Agreement applicable to such loans or in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor.

The remaining assets of the Company shall be applied and distributed to the Members in accordance with Section 6.5.

8.4                               Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article VIII, and the existence of the Company shall have been terminated in the manner required by the LLC Act. The Liquidator (or Members if necessary) shall take all other actions as may be necessary to terminate the Company.

8.5                               Claims of the Members. Current Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member or former Member.

8.6                               Distribution in Kind.

(a)                                 Notwithstanding the provisions of this Article VIII which require the liquidation of the assets of the Company, but subject to the order of priorities provided thereunder, if on dissolution of the Company the Liquidator determines that an immediate sale of part or all of the assets of the Company would be impractical or would cause undue loss to the Members, the Liquidator may, with the prior written consent of the Managing Member, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members) and may, with the prior written consent of the Managing Member, distribute to the Members, in lieu of cash, as tenants in common, undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation.

(b)                                 Subject to the approval of the Managing Member, any distributions in kind shall be subject to such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such assets at such time.

ARTICLE IX
TRANSFER OF MEMBERS’ INTERESTS

9.1                               Restrictions on Transfer of Company Interests.

(a)                                 No Member may, directly or indirectly, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any part of its Interest, including any noneconomic right provided to a Member, or any direct or indirect interest (whether legal or beneficial) in such Member (any assignment, sale, exchange, transfer, pledge, hypothecation or other disposition of an Interest being herein collectively called a “Transfer”) to any person, except as provided herein or with the consent of all of the Members. Notwithstanding the foregoing, no Member’s consent shall be required for any Permitted Transfer. Other than as set forth herein, any change in the ultimate beneficial ownership of a Member shall be deemed a Transfer for purposes of this Agreement. In the event of a partial direct Transfer of an Interest, such Transferee (as defined below) shall, for the purposes of this Article IX, be treated, together with the Member who transferred such Interest to the Transferee, as a single entity, with such transferor Member having the authority to make elections and give notices hereunder on behalf of such transferor Member and Transferee. Any such partial direct Transferee will be bound by the elections made by such transferor Member.

(b)                                 Upon any direct Transfer of a Member’s Interest in compliance with this Article IX, the Person (the “Transferee”) to whom the Member’s Interest was Transferred shall be admitted as a Member upon the Transferee’s written acceptance and adoption of all of the terms and provisions of this Agreement and delivery to the Managing Member by the transferring Member and its Transferee of any other documents and instruments, including any legal opinions, reasonably requested by the Managing Member. For purposes hereof, the term “Managing Member” shall be deemed to include any Transferee of the Managing Member and the term “Non-Managing Member” shall be deemed to include any Transferee of the Non-Managing Member.

(c)                                  Notwithstanding the foregoing, no Transfer or substitution shall be recognized if the Managing Member reasonably believes that such Transfer or substitution would pose a material risk that the Company will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Regulations promulgated thereunder.

9.2                               Other Transfer Provisions.

(a)                                 Any purported Transfer by a Member of all or any part of its Interest in violation of this Article IX shall be null and void and of no force or effect.

(b)                                 Except as provided in this Article IX, no Member shall have the right to withdraw from the Company prior to its termination and no additional Member may be admitted to the Company unless approved by all of the Members. In the event that a Member purports to resign as a Member, such Member shall not be entitled to receive any Distributions or fees and shall not otherwise be entitled to receive value for or in respect of its Interest except as otherwise expressly provided herein. Notwithstanding any provision of this Agreement to the contrary, a Member may not Transfer all or any part of its Interest if such Transfer would jeopardize the status of the Company as a partnership for federal income tax purposes, or would violate, or would cause the Company to violate, any applicable law or regulation, including any applicable federal or state securities laws or any document or instrument evidencing indebtedness of the Company secured by the Company Assets.

(c)                                  Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a substitute Member in place of the Member Transferring its Interest, or the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such substituted or additional Member. The admission of any person as a substitute or additional Member shall be conditioned upon such person or entity’s written acceptance and adoption of all the terms and provisions of this Agreement.

(d)                                 If any Interest of a Member is Transferred during any accounting period in compliance with the provisions of this Article IX, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Managing Member. All Distributions on or before the date of such Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and Distributions, the Company shall recognize a Transfer on the date that the Managing Member receives notice of the Transfer which complies with this Article IX from the Member Transferring its Interest.

ARTICLE X
MISCELLANEOUS

10.1                        Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against another for a breach or threatened breach of any provision hereof, it being the intention by this Section 10.1 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in law or in equity.

10.2        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Company is formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

10.3        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

10.4        Access; Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company (a) not to issue any press release or advertisement or take any similar action concerning the Company’s business or affairs without first obtaining consent of the Managing Member, (b) not to publicize any financial information concerning the Company and (c) not to disclose the Company’s affairs generally; provided that the foregoing shall not restrict any Member from disclosing information concerning such Member’s investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Member or its Affiliates or to prospective or existing lenders to such Member or its Affiliates. Nothing herein shall restrict any Member from disclosing information that: (i) is in the public domain (except where such information entered the public domain in violation of this Section 10.4); (ii) was made available or becomes available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company or another Member; (iii) was available or becomes available to a Member on a non-confidential basis from a Person other than the Company who is not otherwise bound by a confidentiality agreement with the Company or its representatives, or is not otherwise prohibited from transmitting the information to the Member; (iv) is developed independently by the Member; (v) is required to be disclosed by applicable law (provided that prior to any such required disclosure, the disclosing party shall, to the extent possible, consult with the Managing Member and use best efforts to incorporate any reasonable comments of the Managing Member prior to such disclosure); or (vi) is expressly approved in writing by the Company. The provisions of this Section 10.4 shall survive the termination of the Company.

10.5        Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at its address (including via electronic mail) or facsimile number shown either in the Company’s books and records or on Schedule 3.1 hereto. Each such notice shall be effective (a) if given by facsimile or electronic mail, upon transmission (absent notice of non-delivery), (b) if given by mail, on the fourth day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid, (c) if given by overnight courier service, when received and (d) if given by any other means, when delivered to and receipted for at the address of such Member specified as aforesaid.

10.6        Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. In addition, the parties may execute this Agreement by telecopy or other facsimile machine and such facsimile signature shall be deemed an original.

10.7        Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

10.8        Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by all of the Members.

10.9        Waivers. No waiver of any breach of any term of this Agreement shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver of any breach of that term or any other term of the same or different nature shall be construed as a waiver of any subsequent breach of that term of the same or different nature.

10.10      Severability. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but rather the scope or character of such agreement shall be deemed reduced or modified with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to revise the unenforceable provision to as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and enforceable.

10.11      No Partition. The Members hereby waive any right of partition they may have with respect to any assets of the Company, now existing or hereafter acquired.

10.12      Exhibits and Schedules. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement.

10.13      Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

10.14      Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law or otherwise.

10.15      Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

10.16      No Third Party Beneficiaries. No provision of this Agreement (including any obligation of any Member to make Contributions) shall be interpreted as bestowing any rights whatsoever upon any third party.

10.17      Time of the Essence. Time is of the essence as to the parties’ obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MANAGING MEMBER:

AQUA HOSPITALITY LLC

By:	/s/ Steven E. Orbuch
Name: Steven E. Orbuch
Title: Authorized Person

NON-MANAGING MEMBER:

AQUA HOTELS AND RESORTS, INC.

By:	/s/ Benjamin G. Rafter
Name: Benjamin G. Rafter
Title: President and Chief Executive Officer

Signature Page to LLC Agreement of Aqua Hotels and Resorts Operator LLC

Schedule 3.1

Members, Addresses, Initial Capital Contributions and Percentage Interests

Member Name and Address		Initial Capital Contribution	Percentage Interests
AQUA HOSPITALITY LLC a Delaware limited liability company		$100.00	100%

Address:	c/o Och-Ziff Real Estate
9 West 57th Street, 39th Floor
New York, New York 10019
Attention: Steven E. Orbuch
E-mail:	sorbuch@ozcap.com
Facsimile:	(212) 790-0005

with a copy to:

Address:	Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Ronald B. Emanuel, Esq.
E-mail:	rbemanuel@bryancave.com
Facsimile:	(212) 541-1434

AQUA HOTELS AND RESORTS, INC.		$19,000,000.00	0%
a Delaware corporation

Address:	c/o Aqua Hotels & Resorts
1860 Ala Moana Blvd. Suite 411
Honolulu HI 96815
Attention: Ben Rafter

Telephone:	(808) 748-2225
Facsimile:	(808) 748-2201
E-mail:	ben@aquaresorts.com

with a copy to:

Address:	Katten Muchin Rosenman LLP
2029 Century Park East, 26th Fl.
Los Angeles, California 90067
Attention: Benzion J. Westreich

Telephone:	(310) 788-4409
Facsimile:	(31 O) 712-8228
E-mail:	benny. westreich@kattenlaw.com

Schedule 4.1(a)

Unanimous Actions

1.                                      Cause the Company to acquire (directly or indirectly) any real property other than acquisitions related to the Business in accordance with this Agreement.

2.                                      Cause the Company to enter into any agreement or transaction with the Managing Member, if such agreement is not on market (or more favorable to the Company) terms.

3.                                      Amend this Agreement except as permitted in Section 10.8.

4.                                      Make Distributions other than in accordance with this Agreement.